May 31, 2001
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-k/A2 dated May 31, 2001 of NT Media Corp. of California (formerly known as MVD, Inc.) and are in agreement with the statements contained in the paragraph on page three therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.




                                      Sincerely,


                                      Lesley, Thomas, Schwarz and Postma, Inc.